As filed with the Securities and Exchange Commission on February 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Yumanity Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8436652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

40 Guest Street, Suite 4410

Boston, MA 02135

(617) 409-5300

(Address of Principal Executive Offices)

Yumanity Therapeutics, Inc. Amended and Restated 2018 Stock Option and Grant Plan

(Full Title of the Plans)

Richard Peters, M.D., Ph.D.

Chief Executive Officer

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, MA 02135

(617) 409-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable, Esq.

Arthur McGivern, Esq.

Jesse Nevarez, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	751,202 shares (2)	$8.31 (3)	$6,242,488.62 (3)	$681.06
Common Stock, $0.001 par value per share	776,008 shares (4)	$17.98 (5)	$13,952,623.84 (5)	$1,522.23
Total	1,527,210 shares		$20,195,112.46	$2,203.29

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”) which become issuable under the Yumanity Therapeutics, Inc. Amended and Restated 2018 Stock Option and Grant Plan (the “2018 Yumanity Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the 2018 Yumanity Plan as of December 22, 2020.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $8.31, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the 2018 Yumanity Plan as of December 22, 2020.

(4)	Represents shares of Common Stock issuable but unallocated under the 2018 Yumanity Plan as of December 22, 2020.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Capital Market on January 28, 2021.

EXPLANATORY STATEMENT

On December 22, 2020, in connection with the Agreement and Plan of Merger and Reorganization, dated as of August 22, 2020, as amended on November 6, 2020 (the “Merger Agreement”), by and among the Delaware corporation formerly known as Proteostasis Therapeutics Inc.(“Proteostasis”), Yumanity Therapeutics, Inc. (“Yumanity”) and Pangolin Merger Sub, Inc., a wholly owned subsidiary of Proteostasis (“Merger Sub”), Merger Sub merged with and into Yumanity, with Yumanity becoming a wholly owned subsidiary of Proteostasis (the “Merger”). At the closing of the Merger, Proteostasis changed its name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.” (the “Registrant”) and Yumanity changed its name from “Yumanity Therapeutics, Inc.” to “Yumanity, Inc.” In connection with the Merger, Proteostasis assumed the 2018 Yumanity Plan, including all outstanding awards granted under the 2018 Yumanity Plan and the shares reserved and available for issuance under the 2018 Yumanity Plan, in each case as of the effective time of the Merger and as adjusted by the exchange ratio pursuant to the Merger Agreement.

The Registrant is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register (i) 751,202 shares of the Registrant’s Common Stock for issuance of the awards outstanding under the 2018 Yumanity Plan as of December 22, 2020 and (ii) an additional 776,008 shares of the Registrant’s Common Stock reserved and remaining available for issuance under the 2018 Yumanity Plan as of December 22, 2020.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC by the Registrant:

(a)	Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 10, 2020;

(b)	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 15, 2020, August 6, 2020 and November 16, 2020, respectively;

(c)

Current Reports on Form 8-K filed on January  13, 2020, January  22, 2020, February 24, 2020, July  1, 2020, August 24, 2020, September  17, 2020, November 6, 2020, December  4, 2020, December 9, 2020, December  15, 2020, December  16, 2020 and December  30, 2020 (as amended on February 3, 2021);

(d)	Prospectus filed pursuant to Rule 424(b) under the Securities Act on November 12, 2020, relating to the Registration Statement on Form S-4, as amended (File No. 333-248993);

(e)	Proxy Statement on Schedule 14A filed on April 29, 2020; and

(f)

The description of the Registrant’s Common Stock contained in the registrant’s Registration Statement on Form 8-A (File No. 333-20873), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, as filed with the SEC on February 1, 2016)

4.2	Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, as filed with the SEC on November 23, 2018)

4.3	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 30, 2020)

4.4	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 30, 2020)

4.5	Third Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 24, 2020)

4.6	Third Amended and Restated Stockholders’ Agreement of the Registrant (incorporated by Reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A, as filed with the SEC on February 1, 2016)

4.7	Registration Rights Agreement, dated as of December 22, 2020 by among the Company and certain purchasers listed therein (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 30, 2020)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Yumanity Therapeutics, Inc. Amended and Restated 2018 Stock Option and Grant Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Current Report on Form 8-K filed with the SEC on December 30, 2020)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 3rd day of February, 2021.

YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Richard Peters
President, Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Richard Peters and Paulash Mohsen as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Richard Peters	Director, President, Chief Executive Officer	February 3, 2021
Richard Peters	(Principal Executive Officer)

/s/ Paulash Mohsen	Chief Business Officer	February 3, 2021
Paulash Mohsen	(Principal Financial Officer)

/s/ Marie Epstein	Vice President, Finance	February 3, 2021
Marie Epstein	(Principal Accounting Officer)

/s/ N. Anthony Coles	Executive Chair of the Board of Directors	February 3, 2021
N. Anthony Coles

/s/ Patricia Allen	Director	February 3, 2021
Patricia Allen

/s/ David Arkowitz	Director	February 3, 2021
David Arkowitz

/s/ Kim C. Drapkin	Director	February 3, 2021
Kim C. Drapkin

/s/ Richard A. Heyman	Director	February 3, 2021
Richard A. Heyman

/s/ Jeffery W. Kelly	Director	February 3, 2021
Jeffery W. Kelly

/s/ Cecil B. Pickett	Director	February 3, 2021
Cecil B. Pickett

/s/ Lynne Zydowsky	Director	February 3, 2021
Lynne Zydowsky